Exhibit 99.1

NEWS release

P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Rachel Oakes, Marketing Communications Manager

Phone: (608) 372-2265, roakes@bankfirst.com

FOR IMMEDIATE RELEASE

Bank First Corporation Announces Retirement of Board Member Judy Heun

MANITOWOC, WI, March 3, 2025 – Bank First Corporation (NASDAQ: BFC), (“Bank First”) the holding company of Bank First, N.A. announces the retirement of Judy L. Heun from its Board of Directors, effective February 25, 2025.

Ms. Heun joined the Board in April 2019, bringing over 30 years of experience in accounting and finance to the organization. Since assuming the role of Chair of the Audit Committee in 2022, she has provided invaluable leadership in financial oversight, risk management, and governance, contributing to the Bank’s strategic growth and long-term stability.

JUDY L. HEUN

"Judy’s expertise, dedication, and leadership have had a lasting impact on Bank First," said Mike Molepske, Chairman and Chief Executive Officer of Bank First. "Her guidance strengthened our financial position and reinforced our commitment to responsible growth. We deeply appreciate her years of service and wish her all the best in her next chapter."

Heun’s professional career includes key leadership roles at Kohler Company, where she currently serves as a Financial Consultant. Previously, she held executive positions such as Vice President and Controller for Kohler Company’s Kitchen & Bath North America sector and Director of Corporate Administrative Accounting.

Beyond her contributions to Bank First, Heun has been actively involved in her community, serving on the finance council for St. John the Baptist Church and School and previously chairing the school’s finance committee. She also played a leadership role in the Plymouth Soccer Club, serving as a board member, treasurer, and team manager.

Bank First extends its sincere appreciation to Judy Heun for her outstanding service and contributions to the organization and the communities it serves.

For more information about Bank First, visit www.bankfirst.com.

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Bank First Corporation provides financial services through its subsidiary, Bank First, N.A., which was incorporated in 1894. Bank First offers loan, deposit, and treasury management products at each of its 26 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank employs approximately 357 full-time equivalent staff and has assets of approximately $4.5 billion. Insurance services are available through its bond with Ansay & Associates, LLC. Trust, investment advisory, and other financial services are offered in collaboration with several regional partners. Further information about Bank First Corporation is available by clicking on the Shareholder Services tab at www.bankfirst.com.